Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-109048 of Church & Dwight Co., Inc. on Form S-3 of our reports dated March 10, 2003 (which express an unqualified opinion and include an explanatory paragraph concerning the Company’s change in its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Parsippany, New Jersey

January 14, 2004